Exhibit 10.1

TRANSITION/RETENTION INCENTIVE AGREEMENT – Project Guardian

This Transition/Retention Incentive Agreement (Agreement) is effective on January     , 2011 by and between                     (Executive) and Sterling Bancshares, Inc. and affiliated companies (the Bank). In consideration of the mutual promises made herein, the Bank and Executive agree as follows:

1. Purpose of Transition/Retention Incentive. Because of Project Guardian, the Bank and Executive recognize that the Executive’s long-term employment status is uncertain. The Bank believes the services provided by the Executive are critical to the successful completion of Project Guardian and the ultimate conversion of the Bank’s systems. In order to achieve the successful conclusion of Project Guardian in as efficient manner as possible, the Bank desires to provide an incentive for the Executive to remain employed for a specific period of time ( the Retention Period as defined below) and to limit the Executive’s use of the Bank’s confidential information. The Bank shall provide an incentive under the terms and conditions set forth in this Agreement if the Executive remains satisfactorily employed through the Retention Period. Any Transition/Retention Incentive (as defined below) paid to Executive shall be in addition to other compensation and benefits to which the Executive may otherwise be entitled, such as any severance benefits under the terms and conditions of any Non-Competition/Non-Solicitation Severance Agreement .

2. Transition/Retention Period. The “Transition/Retention Period” shall begin on the effective date of this Agreement as stated in the introductory paragraph. The Transition/Retention Period shall end on the earlier of:

•	thirty days after the system conversion has been completed, or

•	six months after the date of closing, or

•	the date the Executive is released from employment by the Bank or its successor entity, except in the event of a termination for “Cause” as described below.

This Agreement shall not modify the duration of the Executive’s employment with the Bank, and the Executive remains an employee-at-will during the entire time of employment with the Bank.

3. Transition/Retention Incentive. The Transition/Retention Incentive shall be a cash bonus equivalent to 50% of Executives current base salary as of the date of this Agreement. The total amount of the bonus will be $        . This cash bonus will be payable in two equal installments. With the first installment payable on the first regular payroll after the closing date. The second installment will be payable on the first available payroll date following the conclusion of the Transition/Retention Period set forth in this Agreement. If Executive initiates the termination of Executive’s employment prior to the end of the Transition/Retention Period for any reason other than the Executive’s death or disability, Executive shall repay the first installment of the cash bonus and forgo receipt of the second installment of the bonus payment. If Executive is terminated by the Bank for “Cause” as defined below, Executive shall forfeit receipt of any unpaid bonus amount. If Executive is terminated by the Bank for reason other than for “Cause”, the “Not-For-Cause” termination will be considered as the successful conclusion of the Transition/Retention Period for the affected Executive, and the Transition/Bonus payment will become payable on the next available payroll.

For purposes of this Agreement, a termination is for “Cause” only if it is due to:

•	serious intentional misconduct on the part of the Executive;

•	fraud, misappropriation or embezzlement related to any of the Sterling Entities on the part of the Executive;

•	the conviction of the Executive of any felony or crime involving moral turpitude;

•	a material violation by the Executive of any applicable federal or state banking law or regulation that has had, or may have, a material adverse effect on any Sterling Entity;

•

a material breach of any corporate policy including, without limitation, the Code of Business Conduct and Ethics and the Code of Ethics for Senior Officers, as applicable to the Executive which, if correctable, remains uncorrected for 30 days following written notice to the Executive Officer by a Sterling Entity of such breach;

•	a material breach of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to the Executive by a Sterling Entity of such breach; or

•

the willful and continued failure by the Executive to perform substantially the Executive’s duties on behalf of any Sterling Entity, other than any such failure resulting from the Executive’s incapacity due to Disability, which failure is not promptly abated after a demand for substantial performance is delivered to the Executive by his direct supervisor or other applicable Sterling Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties and gives the Executive a reasonable period of cure.

All incentive payments shall be subject to standard withholdings. The Bank also may withhold from any incentives any amounts that Executive owes the Bank at the time of the incentive payment.

4. Conditions required for Transition/Retention Incentives. In addition to remaining employed during the Retention Period, Executive also must comply with the following conditions to be entitled to retain and/or receive all incentives.

(a) Compliance with Applicable Laws. Executive shall at all times comply with laws (whether domestic or foreign) applicable to Executive’s actions on behalf of the Bank.

(b) Confidentiality of this Agreement. Executive shall at all times keep confidential (except for disclosure to Executive’s spouse, accountant and attorney) the terms and conditions of this Agreement.

(c) Confidentiality of Business Information. Executive shall not, at any time during or after employment by the Bank or a Successor Entity, make any unauthorized disclosure of any confidential business information or trade secrets of the Bank or Successor Entity, or make any use thereof, except in the carrying out of the Executive’s employment responsibilities with the Bank, or Successor Entity. As a result of Executive’s employment by the Bank or Successor Entity, Executive also may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Bank’s and Successor Entity’s confidential business information and trade secrets. Confidential business information and trade secrets includes, but is not limited to, any records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, research, or other documents (in any medium or form) relating to the business of the Bank, Successor Entity or third-parties that Executive uses, develops, comes in contact with or is aware of within the course of or as a result of employment with the Bank or Successor Entity (hereinafter referred to as “Confidential Information”). Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Bank or Successor Entity to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank or Successor Entity in maintaining its competitive position.

5. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the Transition/Retention Incentives. No failure by either party at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights are affected. Moreover, this Agreement is not the sole and exclusive expression of certain of Executive’s obligations to the Bank or Successor Entity, including but not limited to the Executive’s confidentiality and non-solicitation obligations. This Agreement does not supersede, replace or limit the rights and obligations of the Bank or Successor Entity and Executive with respect to such matters imposed by law or other agreements. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement. Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

6. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another state or country.

Sterling Bancshares, Inc.

By:
J. Downey Bridgwater
Chairman, President, & CEO

Executive’s Signature:

Executive Name Printed

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